Exhibit 11.0


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                           Three months ended           Six months ended
                                                June 30,                    June 30,
                                        ----------------------------------------------------
                                           2003          2002          2003          2002
                                        ----------------------------------------------------

Net Income                              $1,609,696    $   56,754    $  917,516    $  838,676
                                        ----------------------------------------------------
Average shares outstanding               3,964,054     3,903,564     3,956,361     3,891,775
                                        ----------------------------------------------------
Basic earnings per share                $     0.41    $     0.01    $     0.23    $     0.22
                                        ----------------------------------------------------

Net Income                              $1,609,696    $   56,754    $  917,516    $  838,676
                                        ----------------------------------------------------
Average shares outstanding               3,964,054     3,903,564     3,956,361     3,891,775
Net effect of dilutive stock options        25,231        30,823        22,986        30,745
                                        ----------------------------------------------------
Adjusted shares outstanding              3,989,285     3,934,387     3,979,347     3,922,520
                                        ----------------------------------------------------
Diluted earnings per share              $     0.40    $     0.01    $     0.23    $     0.21
                                        ----------------------------------------------------